Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-245691) on Form S-3 and (Nos. 333-248137, 333-231277, 333-73774, and 333-73772) on Form S-8 of our reports dated February 9, 2023, with respect to the consolidated financial statements of Core Laboratories N.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
February 9, 2023